AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 2006

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

O’REILLY AUTOMOTIVE, INC.

(Exact Name of Registrant as Specified in its Charter)

Missouri (State or Other Jurisdiction of Incorporation or Organization)	46-0618012 (I.R.S. Employer Identification No.)

233 South Patterson Springfield, Missouri (Address of Principal Executive Offices)	65802 (Zip Code)

O’REILLY AUTOMOTIVE, INC. PROFIT SHARING AND SAVINGS PLAN (Full Title of the Plan)

Greg Henslee

Chief Executive Officer

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, Missouri 65802

(Name and Address of Agent for Service)

(417) 862-6708

(Telephone Number, Including Area Code, of Agent for Service)

Copies of All Correspondence to:

Ruben K. Chuquimia, Esq. Gallop, Johnson & Neuman, L.C. 101 South Hanley Road, Suite 1700 St. Louis, Missouri 63105

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(4)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value per share (3)	1,000,000	$28.32	$28,320,000	$3,030.24

(1)	Represents maximum number of additional shares available for issuance under the stock plan covered hereby.
(2)

Estimated solely for the purpose of calculating the registration fee. Such estimate has been calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) and is based upon the average of the high and low prices per share of the Registrant’s Common Stock as reported by the National Association of Securities Dealers Automated Quotation National Market System on August, 25 2006.

(3)

Each share of common stock also represents one common stock purchase right. Common stock purchase rights cannot trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional fee. In addition, pursuant to Rule 416(a) of the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(4)

Pursuant to Rule 416(a) of the Securities Act, this registration statement shall be deemed to cover additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan as a result of any future stock split, stock dividend or other similar adjustment of the outstanding shares of common stock of O’Reilly Automotive, Inc.

________________________________

This registration statement on Form S-8 (the “Registration Statement”) shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities and Exchange Commission (the “Commission”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K, for the year ended December 31, 2005 filed with the Commission on March 15, 2006;
(b)	The Annual Report on Form 11-K for the O’Reilly Automotive, Inc. Profit Sharing and Savings Plan, for the year ended December 31, 2005 filed with the Commission on June 29, 2006;
(c)	The Registrant’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2006 filed with the Commission on May 10, 2006;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the three-month period ended June 30, 2006 filed with the Commission on August 9, 2006;

(e)	The Registrant's Current Reports on Form 8-K filed with the Commission on May 18, 2006 and May 25, 2006;
(f)

The description of the Registrant’s common stock, which is contained in the Registrant’s Registration Statement on Form S-1 (File No. 33-58948), including any amendment or report filed for the purpose of updating such description; and

(g)	The description of the Registrant’s Preferred Stock Purchase Rights, which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-21318) filed on June 3, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, other than Item 2.01 and Item 7.01 of any Current Report on Form 8-K, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Sections 351.355(1) and (2) of The General and Business Corporation Law of Missouri (the “Act”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Section 351.355(3) of the Act provides that, except as otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding referred to in subsection (1) or (2) of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with such action, suit or proceeding. Section 351.355(7) of the Act provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Article IX of the Registrant’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), permits the Registrant to enter into agreements with its directors, officers, employees and agents, providing such indemnification as deemed appropriate, up to the maximum extent permitted by law. Article IX of the Articles of Incorporation provide that the Registrant shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) of the Act and the additional indemnification authorized in subsection (7) of the Act and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

In addition, Article XI of the Articles of Incorporation states that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty by such director as a director, but it does not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 351.345 of the Act, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of Article XI will apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director prior to such amendment or repeal.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit

Number	Description

4.1

Restated Articles of Incorporation of the Registrant, as amended, filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on January 16, 2004, are incorporated herein by this reference.

4.2

Amended and Restated Bylaws of the Registrant, as amended by Amendment No. 1, filed as Exhibit 3.2 to the Registrant’s current report on Form 8-K dated November 12, 2003, are incorporated herein by this reference.

4.3

Rights Agreement, dated as of May 7, 2002, between O’Reilly Automotive, Inc. and UMB Bank, N.A., as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Summary of Rights as Exhibit C, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated May 8, 2002, is incorporated herein by this reference.

5.1	Opinion of Gallop, Johnson & Neuman, L.C., filed herewith.

23.1	Consent of Ernst & Young LLP, filed herewith.

23.2	Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1).

24	Power of Attorney (included on signature page of the registration statement).

2

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Springfield, state of Missouri, on August 29, 2006.

O’REILLY AUTOMOTIVE, INC.

By:
Greg Henslee
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of O’Reilly Automotive, Inc., hereby severally and individually constitute and appoint each of Greg Henslee and Thomas McFall, the true and lawful attorney and agent of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, said attorney and agent to have the power to act and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorney and agent to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

	Director and Chairman of the Board	August 29, 2006
David E. O’Reilly

Director and Vice-Chairman of the Board	August 29, 2006

Lawrence P. O’Reilly

Director and Vice-Chairman of the Board	August 29, 2006

Charles H. O’Reilly, Jr.

Director	August 29, 2006

Rosalie O’Reilly-Wooten

	Chief Executive Officer	August 29, 2006
Greg Henslee	(principal executive officer)

	Senior Vice President of Finance and	August 29, 2006
Thomas McFall	Chief Financial Officer
(principal financial and accounting officer)

Director	August 29, 2006

Jay D. Burchfield

Director	August 29, 2006

Joe C. Greene

Director	August 29, 2006

Paul R. Lederer

Director	August 29, 2006

John Murphy

Director	August 29, 2006

Ronald Rashkow

4

FORM S-8

O’REILLY AUTOMOTIVE, INC.

EXHIBIT INDEX

Exhibit

Number	Description

4.1

Restated Articles of Incorporation of the Registrant, as amended, filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on January 16, 2004, are incorporated herein by this reference.

4.2

Amended and Restated Bylaws of the Registrant, as amended by Amendment No. 1, filed as Exhibit 3.2 to the Registrant’s current report on Form 8-K dated November 12, 2003, are incorporated herein by this reference.

4.3

Rights Agreement, dated as of May 7, 2002, between O’Reilly Automotive, Inc. and UMB Bank, N.A., as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Summary of Rights as Exhibit C, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated May 8, 2002, is incorporated herein by this reference.

5.1	Opinion of Gallop, Johnson & Neuman, L.C., filed herewith.

23.1	Consent of Ernst & Young LLP, filed herewith.

23.2	Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1).

24	Power of Attorney (included on signature page of the registration statement).

5

EXHIBIT 5.1

GALLOP, JOHNSON & NEUMAN, L.C.

101 S. Hanley

St. Louis, Missouri 63105

August 28, 2006

Board of Directors

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, Missouri 65802

Re:	Registration Statement on Form S-8
O’Reilly Automotive, Inc. Profit Sharing and Savings Plan

Ladies and Gentlemen:

We have served as counsel to O’Reilly Automotive, Inc. (the “Company”) in connection with the various legal matters relating to the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, relating to 1,000,000 shares of common stock of the Company, par value $.01 per share (the “Shares”), reserved for issuance in accordance with the O’Reilly Automotive, Inc. Profit Sharing and Savings Plan (the “Plan”).

We have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company’s Restated Articles of Incorporation, and Amended and Restated Bylaws, as amended, certain resolutions adopted by the Board of Directors of the Company relating to the Plan and certificates received from state officials and from officers of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the correctness of all statements submitted to us by officers of the Company.

Based upon the foregoing, the undersigned is of the opinion that:

1.	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri; and

2.	The Shares being offered by the Company, if issued in accordance with the Plan, will be validly issued and outstanding and will be fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the issuance of the Shares pursuant to the Plan.

Very truly yours,

/s/ GALLOP, JOHNSON & NEUMAN, L.C.

GALLOP, JOHNSON & NEUMAN, L.C.

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-_______) pertaining to the O'Reilly Automotive, Inc. Profit Sharing and Savings Plan of our reports (a) dated March 3, 2006, with respect to the consolidated financial statements and schedule of O’Reilly Automotive, Inc., O’Reilly Automotive, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of O’Reilly Automotive, Inc. incorporated by reference in its Annual Report (Form 10-K) and (b) dated June 27, 2006, with respect to the financial statements and schedule of the O’Reilly Automotive Inc. Profit Sharing and Savings Plan included in the Plan’s Annual Report (Form 11-K), both for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

August 25, 2006